UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 18, 2014

Equinix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 18, 2014, Equinix Brasil Participações Ltda. (the “Purchaser”) and Equinix South America Holdings LLC (“Equinix South America”), both indirect subsidiaries of Equinix, Inc. (“Equinix”), entered into a share purchase agreement (the “Share Purchase Agreement”) with an affiliate of Riverwood Capital L.P. (“Riverwood”) and certain members of the management team of ALOG Soluções de Tecnologia Em Informática S.A. (“ALOG”), each a shareholder of ALOG (together, the “Sellers”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Purchaser would acquire all of the outstanding capital stock of ALOG not previously owned by it (the “Shares”) (the “Transaction”). Prior to the Transaction, Equinix owned approximately 53% of ALOG. Purchaser agreed to pay Sellers an aggregate of approximately 489 million Brazilian reais in cash, or approximately $225 million, to acquire the Shares, subject to certain deductions as provided in the Share Purchase Agreement.

The Transaction closed on July 24, 2014.

Pursuant to the Share Purchase Agreement, Riverwood has also agreed to transfer to Purchaser all of its rights and obligations under the settlement agreement entered into between Equinix South America and affiliates of Riverwood and former shareholders of ALOG relating to the acquisition of such former shareholders’ shares of ALOG by a joint venture controlled indirectly by Equinix and Riverwood.

Sellers and Purchaser have entered into the Share Purchase Agreement in lieu of exercising respective put and call rights in respect to the Shares pursuant to a shareholders’ agreement between the parties (the “Shareholders’ Agreement”).

The foregoing description of the Share Purchase Agreement is a summary and is qualified in its entirety by the terms of the Share Purchase Agreement, a copy of which will be filed as an exhibit to Equinix’s Form 10-Q for the quarter ending September 30, 2014.

Item 1.02. Termination of a Material Definitive Agreement.

Effective upon the closing of the Transaction, the Shareholders’ Agreement between the parties was terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equinix, Inc.

July 24, 2014	By:	/s/ Keith D. Taylor
Name: Keith D. Taylor
Title: Chief Financial Officer